EXHIBIT 99.2

DISCUSSION ABOUT THE ACQUISITION OF CUMING CORPORATION

JANUARY 5, 2011

Good afternoon ladies and gentlemen and welcome to the Deep Down, Incorporated discussion regarding the acquisition of Cuming Corporation.  We will begin our discussion with a summary overview of the transaction, and then answer a few questions submitted from our shareholders.

Deep Down, Inc., an oilfield services company, specializing in products and services for deepwater and ultra-deepwater customers, announced on January 3, 2011 the completion of the acquisition of Cuming Corporation through a Joint Venture company with York Capital Management (York).  We felt that it was important for us to provide some additional discussion about the transaction. Our customers have been successful and have publicly announced many major discoveries in several deepwater locations around the world; our strategy has been to focus on the offshore market and in particular, the deepwater market.  Our objective has always been to expand our market share with technical products and services.  We believed we were the perfect company to enter the buoyancy market.  There were no “full service” companies in the industry that design, manufacture, install, repair and maintain buoyancy, such as riser buoyancy.  We also believed drilling would produce numerous locations for production of oil that would provide an even larger market in production buoyancy and insulation. Our highly skilled and trained service crews that are experts at handling complicated problems principally in the commissioning and production side of the business and would also be able to support our entry into the buoyancy market.

Our first move was to acquire Flotation Technologies, Inc. (Flotec) in June of 2008.  Flotec is a specialty buoyancy manufacturer that had developed new technology which we believed would be extremely beneficial for our customers.  Unfortunately, this acquisition occurred just before the collapse of the financial markets, producing a recession in most of the world economies.

Our next move into the buoyancy market was to acquire Cuming Corporation, one of the recognized world leaders in the manufacture of riser buoyancy.  The timing for small companies like Deep Down to acquire a company that was much larger was not very good; however, we concluded that Cuming was the right company to combine with Flotec from a manufacturing and technology standpoint.  By combining this with our service operations we would be able to offer our customers the benefits of having one company provide all of the requirements for their buoyancy needs.  The combination of Cuming and Flotec, along with Deep Down’s services will be unique in the industry and make us a leader in the buoyancy market for production and drilling.

The collapse of the financial markets, along with the problems of the BP well in the Gulf of Mexico, made it very difficult for us to find an investor to help us complete the acquisition; however, with the assistance of FBR Capital Markets, we were able to overcome these problems and share our vision with York Capital Management.  This transaction creates a real opportunity for Deep Down to benefit substantially from this highly technical market that is expanding rapidly. From an operating standpoint we will have an opportunity to increase revenues by providing our services to “dress” the riser or install the buoyancy, manufacture and install the collars, store until ready to ship and provide repair and maintenance of the buoyancy.  We will have this same opportunity with the production buoyancy. We will benefit from the development of new products and services as this sector of the industry expands. Cuming has a small subsea insulation business that we believe can be instrumental in increasing our share of the market, which will also allow us to develop additional products and services, as well as expand the use of our ROVs. With our leadership, we think the Joint Venture will grow substantially over the next several years and make our investment more valuable.  The financial markets are strengthening, the BP well is capped and the energy markets are beginning to slowly recover. This is a very good time to “kick off” the new Joint Venture.  We will now answer some of the questions from our shareholders.

Questions about the Cuming Acquisition

Q.  Why did you do a joint venture instead of York investing in Deep Down?

A.  York Capital is an international private event-driven investment fund group with approximately $14.8 billion of assets under management.  York decided it was preferable to make the investment in the form of a joint venture rather than becoming the largest shareholder in a public company.  This was purely a business decision by the fund; however, as a part of this transactions York owns 20 million shares of Deep Down Stock, making it one of our largest shareholders.  We think York will be a great partner and shareholder and look forward to our future relationship with them.

Q. Has Cuming been profitable during the past 3 years and if so could you give us an idea of how much?

A.  Yes, Cuming has been profitable. However, since Cuming is a private company, we are not prepared to disclose this information at this time. In our May 3, 2010 news release announcing the signing of a purchase agreement we disclosed that Cuming’s revenues and gross profit for the year ended December 31, 2009 was $73 million and $15 million. We also announced that Cuming had a back log as of March 31, 2010 of $138 million with another $32 million signed letters of intent which were subsequently converted to backlog.

Q.  Why did Deep Down, Inc. drop Flotation Technologies, Inc. into the joint venture?

A.  Cuming and Flotec are buoyancy manufacturing businesses and are located near each other. The largest share of sales and manufacturing synergies to be gained in the transaction is expected to come from the combination of these two businesses.

Q.  Who at Deep Down will be involved in the management of the joint venture?

A.  Mike Newbury, Deep Down’s vice president of operations and business development, will be responsible for the overall operations. Gay Mayeux, Deep Down’s vice president and chief financial officer, will be responsible for the financial and human resources functions. Over time we will combine Cuming and Flotec operations and other functions where it makes sense to do so. The two companies will also work together to market their products and to develop advancements in technology as well as development and expansion of the subsea insulation business.

Q.  How will management be compensated?

A.  All Deep Down management will be compensated by Deep Down.  The Joint Venture will reimburse Deep Down for the involvement of its management team. From an operating standpoint, we will treat the Joint Venture as though it were another major product line and will provide senior level management and guidance as we do our other products and services.

Q.  What is the accounting treatment of the Joint Venture going to be?

A. It will be on the Equity Method, which means we will report only our pro rata share of the net income on one line in the income statement and the investment of the joint venture will be reported on one line on the balance sheet.

Q.  Why did York provide a bridge loan and what are the obligations of Deep Down, if any?

A.   To accommodate the selling shareholders, we agreed to close the transaction by December 31, 2010, leaving little time to close on third party financing. In order to ensure a timely close, York agreed to provide the debt required for the acquisition and initial working capital. The expectation of the joint venture is for the bridge loan to be refinanced once third party debt is secured. We anticipate having the debt placed with a senior lender during the first quarter of 2011. This is debt of the Joint Venture and Deep Down has no financial obligations or commitments to this debt.

This concludes the discussion in regards to the acquisition of Cuming Corporation.  Thank you for your interest.